Exhibit 10.9

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(Effective March 2017)

Cash Compensation

Directors of Kadant Inc. (the “company”) who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000.

•	An additional annual retainer for our non-executive chairman of the board of $60,000.

•	An additional annual retainer for chairmen of the following committees:

•	audit committee - $10,000;

•	compensation committee - $7,500;

•	nominating and corporate governance committee - $5,000; and

•	risk oversight committee - $5,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All annual retainers are paid in equal monthly installments.

Restricted Stock Units

Each of our non-employee directors also receives an annual award, as determined by the Board of Directors, of stock-settled restricted stock units (“RSUs”), distributable in shares of common stock upon vesting. The RSUs vest in four equal installments on the last day of each of the company’s fiscal quarters during the year.
All awards are made under our company’s stockholder-approved equity incentive plans. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the recipient is no longer a member of our board of directors on the vesting dates for any reason other than a change-in-control of the company. The terms and conditions governing these awards are stated in the form of restricted stock unit award agreement for non-employee directors filed as exhibits to the company’s annual report on Form 10-K.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s common stock equivalent in value to three times their annual cash retainer. Compliance with the guidelines is measured annually following the close of the fiscal year, and directors have five years from the later of adoption of our stock ownership guidelines or their appointment as a director to attain compliance.